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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[x]  Soliciting Material Pursuant to Section 240.14a-12

                                 ComBanc, Inc.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                                 August 31, 2004



Dear Fellow Shareholders:

         As you are aware, on August 4, 2004, the Board of Directors of ComBanc, Inc. signed a definitive agreement to merge ComBanc and The Commercial Bank with and into First Defiance Financial Corp. I would like to take this opportunity to review the main points of the agreement with you. In the coming months you will receive more details so that you will be able to make an informed decision about this transaction in the near future.

         First Defiance Financial Corp. is the holding company for First Federal Bank of the Midwest (First Federal Bank), which operates 19 full-service banking offices and 25 ATM locations in 10 counties in Northwest Ohio. First Defiance also operates First Insurance and Investments, which offers property and casualty insurance, life and group health insurance and financial planning.

         After our Shareholders Meeting in April 2004, the ComBanc Board received an offer from First Defiance to acquire the outstanding shares of ComBanc, Inc. at a transaction price of $38 Million, or $17.20 per share. Prior to receiving the offer, the ComBanc Board's intent was to remain independent while addressing problems that had been identified. The Board recognized that its fiduciary responsibility to shareholders required investigating the offer, which led us to retain an investment banking firm to perform an analysis. After due diligence was performed by both organizations, a definitive agreement was signed. A copy of the definitive agreement can be found at http://www.commercialbank.com and then placing your cursor on the "Stocks" link and clicking on "Definitive Agreement". A copy of the press release that was issued after the execution of the definitive agreement is enclosed with this letter. Pursuant to the definitive agreement, shareholders will have the opportunity to select a payment of the purchase price in either cash or shares of First Defiance common stock (subject to an aggregate consideration mix of 50% cash and 50% common stock.)

         The agreement also provides for one ComBanc Director to receive a position on the Boards of First Defiance Financial Corp. and First Federal Bank. The person selected for that position will be determined after the closing of the merger.

         We believe that our shareholders, employees and customers will appreciate our combination with First Defiance Financial Corp. and First Federal Bank. More information on First Defiance and its subsidiaries is available at the company's Web sites at www.fdef.com and www.first-fed.com. First Defiance Financial Corp. is traded on the NASDAQ national market under the trading symbol FDEF.



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August 31, 2004
Page Two


         COMBANC'S BOARD OF DIRECTORS AND EXECUTIVE MANAGEMENT SUPPORT THE PROPOSED MERGER TRANSACTION. THE BOARD OF DIRECTORS OF COMBANC INTENDS TO ISSUE A PROXY STATEMENT TO ALL COMBANC SHAREHOLDERS TO SOLICIT YOUR VOTE IN FAVOR OF THE MERGER TRANSACTION. WE URGE ALL SHAREHOLDERS TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. WE CURRENTLY ANTICIPATE THAT THE SPECIAL SHAREHOLDER MEETING TO VOTE ON THE MERGER TRANSACTION WILL BE SCHEDULED AND HELD AT SOME TIME DURING THE FOURTH QUARTER OF 2004.

         COMBANC IS A PARTICIPANT IN THE SOLICITATION OF YOUR VOTES IN FAVOR OF THE MERGER TRANSACTION. SHAREHOLDERS MAY OBTAIN A COPY OF THE PROXY STATEMENT (WHEN AVAILABLE), AS WELL AS IMPORTANT INFORMATION ABOUT COMBANC AND FIRST DEFIANCE, AS CONTAINED IN THE COMPANIES' RESPECTIVE ANNUAL REPORTS ON FORM 10-K, QUARTERLY REPORTS ON FORM 10-Q, CURRENT REPORTS ON FORM 8-K, FREE OF CHARGE AT THE WEBSITE MAINTAINED BY THE SECURITIES AND EXCHANGE COMMISSION AT HTTP://WWW.SEC.GOV, OR BY CONTACTING REBECCA L. MINNIG AT COMBANC AT (419) 695-1055.

         In the interim, please feel free to call me or any of the ComBanc executive officers at 419-695-1055. Thank you very much for your consideration in this matter.

                                                     Very truly yours,




                                                     Paul G. Wreede
                                                     Chairman, President & CEO
                                                       ComBanc, Inc.

PGW:dk
Enclosure


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                                                                    NEWS RELEASE

                  Contact:     William J. Small
                               Chairman, CEO & President
                               First Defiance Financial Corp.
                               Phone: (419) 782-5015
                               Email: bsmall@first-fed.com

                               Paul G. Wreede
                               President and CEO
                               ComBanc., Inc.
                               Phone: (419) 695-1055
                               Email: pwreede@commercialbank.com





             FIRST DEFIANCE FINANCIAL CORP. TO ACQUIRE COMBANC, INC.


- Acquisition adds four branches; $175 million in deposits and $120 million in loans

- First Defiance expands market area into west central Ohio; branches will be re-branded under First Federal Bank of the Midwest

-     Accretive to earnings in the first full year of operations

-     Transaction is expected to close early in first quarter of 2005


DEFIANCE, OHIO and DELPHOS, OHIO (August 4, 2004)--First Defiance Financial Corp. (NASDAQ: FDEF) and ComBanc, Inc. (OTCBB:COBI.OB) today announced the execution of a definitive agreement for First Defiance to acquire ComBanc, Inc. and its wholly owned subsidiary, The Commercial Bank, both headquartered in Delphos, Ohio. With $209 million in assets, The Commercial Bank has four banking offices in Allen County, Ohio: one in Delphos, two in Lima and one in Elida. Combined, the banking offices had $175 million in deposits and $120 million in loans as of June 30, 2004. First Defiance Financial Corp. and ComBanc anticipate that the transaction will be completed early in the first quarter of 2005, pending regulatory approvals, the approval of shareholders of ComBanc and completion of other customary closing conditions.

The transaction is valued at $38.0 million, or $17.20 per share, with shareholders of ComBanc having the right to select payment of the purchase price in either cash or shares of First Defiance common stock, subject to an aggregate consideration mix of 50% cash and 50% common stock. The exchange ratio for the stock portion of the transaction will be based on the market price of First Defiance stock during a pricing period immediately prior to closing, subject to certain adjustments.

First Defiance Chairman, CEO and President William J. Small said the acquisition expands First Federal Bank's presence into adjacent markets and supports its growth strategy. "We have a strong presence in northwest Ohio; this acquisition allows us to expand farther south into the west central Ohio market and it adds the type of communities that have been very receptive to our approach to banking," Small said. "The Commercial Bank has a solid base of commercial and retail customers that will be a good complement to our existing franchise. In addition, we believe that First Federal's reputation of customer service combined with a local decision-making strategy will benefit individual and business customers at these new additions to our branch network. We look forward to working with the staff, customers and shareholders of Commercial Bank for a successful transition."

"We believe that First Defiance, with its commitment to community banking, is an ideal partner for The Commercial Bank," commented Paul Wreede, Chairman, President and CEO of ComBanc. "We are excited about the opportunities this gives us to expand the product offerings to our existing customers, to attract larger relationships that we couldn't handle with our lower capital base, and to potentially extend our reach to other communities in West Central Ohio. We believe this transaction will produce significant benefits for our shareholders, customers and communities."

With the addition of the four ComBanc banking offices, First Defiance will operate 23 First Federal Bank branches and 29 ATM locations in northwest and west central Ohio.

"We believe we will be able to quickly integrate these branches into our network based on our success in re-branding three acquired banking offices over one weekend last year," said Mr. Small.

"Our strength in community banking is based on the relationships we build in our markets and we have a long-standing tradition of being good corporate citizens," added Mr. Small. "We will be able to provide a true community bank choice for the customers in the Allen County area."

First Defiance expects the transaction to be accretive to earnings by $.03 to $.05 per share in 2005 with no repurchase assumptions or revenue synergies assumed. Annual pre-tax expense reductions are estimated to be approximately $1.4 million with approximately 75% to be realized in 2005 and 100% thereafter. Those savings equal approximately 22% of ComBanc, Inc.'s annualized expense base. The companies expect one-time costs, including acquisition-related and restructuring charges, will not exceed $1.75 million on a pre-tax basis over the integration period. Upon completion of the acquisition, on a pro forma basis using June 30, 2004 data, First Defiance Financial Corp. will have $1.278 billion in total assets and $928.5 million in total deposits, with 23 community banking offices in 11 counties.

ComBanc was advised by Keefe, Bruyette and Woods, and its legal counsel was Squire, Sanders and Dempsey, LLP. First Defiance was advised by Austin Associates LLC and its legal counsel was Vorys, Sater, Seymour and Pease LLP.


ABOUT FIRST DEFIANCE FINANCIAL CORP.

First Defiance Financial Corp., headquartered in Defiance, OH, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal operates 19 full service branches, and 25 ATM locations in northwest Ohio. First Insurance & Investments is the largest property and casualty insurance company in the Defiance, OH area and specializes in life and group health insurance and financial planning. For more information, visit the company's Web site at www.fdef.com.

ABOUT COMBANC, INC.
ComBanc, Inc. is a bank holding company whose principal activity is the ownership and management of The Commercial Bank. The Commercial Bank operates primarily in Allen County, Ohio where it has offices in Delphos, Lima and Elida; and in adjacent Putnam and Van Wert Counties. For more information, visit the company's Web site at www.commercialbank.com.

SAFE HARBOR STATEMENT
This release may contain forward-looking statements about First Defiance Financial Corp., ComBanc Inc., and/or the combined company within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This press release may contain certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of First Defiance Financial Corp., ComBanc Inc., and/or the combined company including statements preceded by, followed by or that include the words or phrases such as "believes," "expects," "anticipates," "plans," "trend," "objective," "continue," "remain" or similar expressions or future or conditional verbs such as "will," "would," "should," "could," "might," "can," "may" or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the counties in which First Defiance Financial Corp., ComBanc Inc., and/or the combined company do business, are less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) changes and trends in the securities markets; (7) legislative or regulatory changes or actions, or significant litigation, adversely affect First Defiance Financial Corp., ComBanc Inc., and/or the combined company or the businesses in which First Defiance Financial Corp., ComBanc Inc., and/or the combined company are engaged; (8) difficulties in combining the operations of ComBanc Inc., and/or other acquired entities and (9) the impact of reputational risk created by the developments discussed above on such matters as business generation and retention, funding and liquidity. We undertake no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. Further information on other factors which could affect the financial results of First Defiance Financial Corp. after the merger are included in First Defiance Financial Corp. and ComBanc Inc.'s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission's website at http://www.sec.gov.